Exhibit 99.1

EXCLUSIVE CONTRIBUTION AGREEMENT

THIS EXCLUSIVE CONTRIBUTION AGREEMENT (the “Agreement”) dated this 5th day of February, 2013 by and between Megas, Inc. (“Megas/Company”), a Nevada corporation, and Ms. Deborah SaBell (“SaBell”), an individual, through her various companies and personal contacts, all parties hereinafter referred to as the “Parties.”

This Agreement shall covers SaBell’s one hundred percent (100%) accountability for the exclusive contribution of business relations and contact fulfillment as it relates to sponsor(s) and sponsorship(s) in regards to all Megas activities, as well as researching and making contractual arrangements in regards to venues/mansions for the VIP mansion division of Megas, Inc. SaBell will focus on bringing the contacts that she has in the VIP and sponsorship industries and deal directly with getting them rev-share and commissions based contracts. SaBell agrees to provide high quality sponsors and sponsorship to the Megas brand, events and all product lines.

In exchange for the full management, fulfillment and development, as specified in this Agreement, SaBell shall receive two hundred thousand (200,000) Preferred Class A shares of Megas, Inc.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the day and year first stated above.

By:		By:
	Adam Businger, President		Deborah SaBell, an individual
Megas, Inc.

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